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                            [IRELL & MANELLA LETTERHEAD]

                                                                   EXHIBIT 5

                               December 16, 1993



Bell Industries, Inc.
11812 San Vicente Boulevard
Los Angeles, California 90049-5069

Ladies and Gentlemen:

                 We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of 750,000 shares of the Common Stock, $.25 par value (the "Common Stock"), of Bell Industries, Inc., a Delaware corporation (the "Company"), for sale and issuance pursuant to the Company's 1993 Employees' Stock Purchase Plan (the "Stock Purchase Plan"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with the Stock Purchase Plan and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

                 Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the sale and issuance of the Common Stock, such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the Stock Purchase Plan, will be legally and validly issued, fully paid and non-assessable.

                 We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        IRELL & MANELLA
                                        ---------------

                                        IRELL & MANELLA